Contact: Lisa M. Wilson

Senior Vice President, Investor Relations

(212) 759-3929

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES PRELIMINARY

2006 SECOND QUARTER RESULTS; UPDATES FULL-YEAR GUIDANCE

ST. LOUIS, MISSOURI (July 18, 2006) -- Centene Corporation (NYSE: CNC) today announced preliminary earnings per diluted share of $0.10-$0.12 for the second quarter of 2006, which includes an adjustment of approximately $9.7 million, or $0.14 per diluted share, for additional medical costs primarily related to March 2006 in Indiana and Texas.

Centene also announced today that it is revising its 2006 annual earnings guidance to $0.95-$1.04 per diluted share from its previous guidance of $1.53-$1.70 per diluted share, primarily due to these adverse medical cost trends. The Company will provide additional details to this guidance on its conference call scheduled for Tuesday, July 25, 2006.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, said, "We are truly disappointed and are working to resolve the factors which impacted our second quarter results and will provide additional details on our conference call next week. We are in the process of finalizing an in-depth analysis to determine the root cause of these issues."

The Company is in the process of finalizing the earnings results for the second quarter of 2006. Centene's independent registered public accounting firm has not yet completed its review of the Company's second quarter results. As such, there can be no assurance that the final earnings per diluted share for the second quarter of 2006 will be within the ranges specified in this press release. The estimates of earnings per diluted share included in this press release constitute forward-looking statements and are subject to all the risks and uncertainties described elsewhere in this press release.

Second Quarter Conference Call

The Company will report its earnings for the second quarter of 2006 at 8:30 a.m. Eastern Time on Tuesday, July 25, 2006. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company's website at www.centene.com, under the Investor Relations section.

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on August 8, 2006 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 1800936.

Investor Meeting

The Company will also host a meeting in New York City on Wednesday, July 26, 2006. at the St. Regis Hotel. Further details will be posted on the Company's website.

The second paragraph of this press release contain forward-looking statements that relate to future events and future financial performance of Centene; subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results also may differ from projections or estimates due to a variety of important factors, including Centene's ability to successfully integrate and manage acquisitions, Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid managed care contracts by state governments would also negatively affect Centene.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI) and the State Children's Health Insurance Program (SCHIP). The Company operates health plans in Georgia, Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, disease management, nurse triage, pharmacy benefit management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

Contact: Centene Corporation

Lisa M. Wilson, Investor Relations, 212-759-3929

Source: Centene Corporation